Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of
AssetMark Funds:
AssetMark Core Plus Fixed Income Fund
AssetMark Enhanced Fundamental Index Large Company Growth Fund
AssetMark Enhanced Fundamental Index Large Company Value Fund
AssetMark Enhanced Fundamental Index Small Company Growth Fund
AssetMark Enhanced Fundamental Index Small Company Value Fund
AssetMark International Equity Fund
AssetMark Large Cap Growth Fund
AssetMark Large Cap Value Fund
AssetMark Real Estate Securities Fund
AssetMark Small/Mid Cap Growth Fund
AssetMark Small/Mid Cap Value Fund
AssetMark Tax-Exempt Fixed Income Fund

We consent to the use of our report dated May 29, 2008, with respect to the statements of assets and liabilities, including the schedules of investments, of the AssetMark Funds as of March 31, 2008, and the related statements of operations for the year then ended, and the statement of changes in net assets and the financial highlights for each of the years in the two-year period then ended, incorporated by reference herein, and to the references to our Firm under the headings “Counsel, Independent Registered Public Accounting Firm and Service Providers” and “Financial Highlights” in Part A and “Independent Registered Public Accounting Firm” in Part B of the Registration Statement.

/s/ KPMG LLP

July 30, 2008